Exhibit 99.1 — Press Release

BANCORP OF NEW JERSEY REPORTS 2018 THIRD QUARTER FINANCIAL RESULTS

November 7, 2018 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its third quarter and nine months ended September 30, 2018. Net income for the third quarter of 2018 was $1.76 million, or $0.24 per diluted share, compared to net income of $1.35 million, or $0.20 per diluted share, for the third quarter of 2017. For the year to date period, net income increased by $594,000, or 16.0% over the prior year, to $4.29 million, or $0.61 per diluted share, compared to earnings of $3.7 million, or $0.57 per diluted share for the first nine months of 2017.

2018 Highlights

•                  Net interest income for the nine months ended September 30, 2018 was $20.1 million, an increase of $1.6 million or 8.72% compared to $18.5 million for the same period of 2017.  Net interest margin increased to 3.12% from 3.08%, aided by the recognition of interest income on non-performing loans which were resolved during the third quarter.

•                  Total loans were $744.1 million at September 30, 2018, up $22.9 million, or 3.2% from the December 31, 2017 balance of $721.2 million. Commercial real estate loans increased $42.1 million, offsetting decreased balances in home equity loans, residential mortgages and non-performing loans.

•                  Noninterest-bearing demand deposits at September 30, 2018 were $139.4 million, up $5.7 million from $133.7 million at December 31, 2017. Noninterest-bearing demand deposits represented 18.0% of total deposits as of September 30, 2018, compared to 17.0% as of December 31, 2017.

•                  Non-accrual loans decreased by $7.8 million, or 42.2%, during the nine months ended September 30, 2018.

Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer, stated, “We are very pleased with our results for the first nine months of 2018.  We have achieved solid growth while improving our key metrics.  Net interest income for the year is $20.1 million reflecting the expansion of our loan portfolio and our ongoing efforts to navigate the very competitive deposit market.”

“Our core system conversion is nearly complete and offers leading edge cash management and online banking technology to our customers. The enhancements to the core system will provide a complete consumer and business suite of products to support our core customer growth which has exceeded 1,400 new accounts this year.  Our proactive calling initiatives and community involvement solidify our reputation as a strong, growing community bank.”

CEO Graves continued, “Management made significant progress in the resolution of non-performing loans with a decrease of $4.1 million of non-accrual loans in the third quarter, for a total decrease of $7.8 million year to date through September 30, 2018. The Bank recognized approximately $420,000 in interest income on non-accrual loans which were resolved in the third quarter.”

The following tables show information regarding our loan and deposit portfolios (in thousands):

	Period Ended
	September 30, 2018	December 31, 2017
Loan Composition
Commercial Real Estate	$616,085	$573,941
Residential Mortgages	59,019	66,497
Commercial and Industrial	24,501	27,237
Home Equity	44,211	53,199
Consumer	281	317
Total Loans	744,097	721,191
Deferred Loan Fees and Costs, net	(858)	(798)
Allowance for Loan Losses	(8,149)	(8,317)
Net Loans	$735,090	$712,076

Deposit Composition
Noninterest-Bearing Demand Deposits	$139,386	$133,661
Savings and Interest-Bearing Transaction Accounts	285,569	307,583
Time Deposits $250 and under	228,519	231,224
Time Deposits over $250	119,466	115,825
Total Deposits	$772,940	$788,293

Three and Nine Months Ended September 30, 2018 Financial Review

Net Income

Net income for the third quarter of 2018 was $1.76 million compared to net income of $1.35 million for the third quarter of 2017.  Net income for the nine months ended September 30, 2018 was $4.29 million, or $0.61 per diluted share, compared to $3.7 million, or $0.57 per diluted share for the nine months ended September 30, 2017. The increase in net income for the three and nine months ended September 31, 2018 was driven by an increase in net interest income and a decrease in tax expense related to a lower federal corporate tax rate in 2018 provided by the Tax Cuts and Jobs Act (the “Tax Act”) signed in to law on December 22, 2017. For the three and nine months ended September 31, 2018, there was an increase in the provision for loans losses and total non-interest expenses.

Net Interest Income

For the three-month period ended September 30, 2018, net interest income increased by $682,000 or 10.9% versus the same period last year. For the nine months ended September 30, 2018, net interest income increased by $1.6 million or 8.72% versus the same period last year.

Total interest income increased by $1.1 million, or 13.7% for the three months ended September 30, 2018 as compared to the corresponding period last year. During the nine months ended September 30, 2018, interest income increased by $2.6 million, or 10.6% versus the same period last year.  This increase in interest income was primarily due to loan growth and the recognition of interest income of approximately $420,000 on non-accrual loans which were resolved during the third quarter.

Total interest expense increased by $444,000 in the third quarter of 2018 to $2.4 million. During the nine months ended September 30, 2018, interest expense increased by $937,000 or 16.6% versus the same period last year. The increase in interest expense was due to higher interest rates on deposits as market rates continue to increase in our market area and the cost associated with the planned increase in borrowings during 2018. We continue to face significant competition for deposits.

Provision for Loan Losses

The Company recognized a provision for loan losses of $280,000 for the three months ended September 30, 2018 and $930,000 for the nine months ended September 30, 2018 compared to no provision in the three or nine months ended September 30, 2017. The increased provision reflects the continued growth in our loan portfolio and the charge offs in the current year related to resolving non-performing loans. The allowance for loan losses to total loans was 1.10% as of September 30, 2018.

Non-Interest Expense

Non-interest expense was $4.4 million during the third quarter of 2018, an increase of $188,000 or 4.4% from the third quarter of 2017. Non-interest expense was $13.8 million for the nine months ended September 30, 2018, an increase of $795,000 or 6.1% for the same period in 2017.  The increase was primarily in occupancy and equipment expense, salaries and employee benefits and legal fees, offset by decreases in professional fees, data processing and FDIC premiums.

Income Tax Expense

The income tax provision decreased $194,000 to $589,000 thousand for the three months ended September 30, 2018 from $784,000 thousand for the quarter ended September 30, 2017. For the nine months ended September 30, 2018, income tax expense decreased by $726,000 to $1.4 million from $2.1 million in the corresponding period of 2017. The decrease in income tax provision expense was due to the Tax Act, which reduced the federal corporate tax rate to 21% from 34% starting on January 1, 2018. The effective tax rate for the three and nine months ended September 30, 2018 was 25.05% and 24.38%, respectively, compared to 36.73% and 36.32% for the corresponding periods in 2017.

Financial Condition

At September 30, 2018, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 10.04%, common equity Tier 1 capital and Tier 1 capital to risk weighted assets were both 11.08% and total capital to risk weighted assets ratio was 12.14%.

Total consolidated assets increased by $4.2 million, or 0.5%, from $887.4 million at December 31, 2017 to $891.6 million at September 30, 2018, reflecting an increase in loans receivable offset by a decrease in cash and investments.

Loans receivable, or “total loans,” increased from $721.2 million at December 31, 2017 to $744.1 million at September 30, 2018, an increase of $22.9 million, net of the decrease in non-accrual loans of $7.8 million.

Total deposits decreased by $15.4 million to $772.9 million at September 30, 2018, from $788.3 million at December 31, 2017. The decrease is mainly due to outflows of government and municipal deposits attributable to the cyclical nature of real estate tax collections and payments and the current competitive landscape for obtaining new deposits. Borrowings increased to $28.4 million as of September 30, 2018 from $13.4 million at December 31, 2017. The increase in borrowings was planned in order to offset the amortization of existing borrowings and to fund loan growth. Total borrowings are less than 4.0% of total deposits.

Loan Quality

At September 30, 2018 the Bank had non-accrual loans of $10.7 million. Included in this total are $4.6 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2017, non-accrual loans totaled $18.4 million. The reduction in non-accrual loans of $7.8 million was mainly due to management’s continued focus on resolving the non-performing loans.  Accruing loans delinquent greater than 30 days were $7.6 million as of

September 30, 2018, compared to $6.3 million at December 31, 2017. Of the $7.6 million in delinquent loans at September 30, 2018, two loans totaling $3.8 million reached maturity and were in the process of extension or renewal.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and the Bank currently has 8 branch offices located in Fort Lee, Hackensack, Haworth, Englewood, Cliffside Park, and Woodcliff Lake, New Jersey. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1, as revised by our subsequent filings with the SEC. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Investor Relations:
The Equity Group Inc.
Fred Buonocore, CFA 212-836-9607
Kevin Towle 212-836-9620

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended September 30,
	2018	2017
INTEREST INCOME
Loans, including fees	$8,779	$7,614
Securities	229	234
Federal funds sold and other	319	353
TOTAL INTEREST INCOME	9,327	8,201

INTEREST EXPENSE
Savings and interest bearing transaction accounts	546	440
Time deposits	1,663	1,447
Borrowed funds	184	62
TOTAL INTEREST EXPENSE	2,393	1,949

NET INTEREST INCOME	6,934	6,252
Provision for loan losses	280	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,654	6,252
NON-INTEREST INCOME
Fees and service charges on deposit accounts	115	111
TOTAL NON-INTEREST INCOME	115	111

NON-INTEREST EXPENSE
Salaries and employee benefits	2,369	2,278
Occupancy and equipment expense	827	740
FDIC premiums and related expenses	130	154
Legal fees	120	145
Other real estate owned expenses	1	8
Professional fees	237	249
Data processing	149	297
Other expenses	585	359
TOTAL NON-INTEREST EXPENSE	4,418	4,230
Income before provision for income taxes	2,351	2,133
Income tax expense	589	784
Net income	$1,762	$1,349

PER SHARE OF COMMON STOCK
Basic	$0.24	$0.20
Diluted	$0.24	$0.20

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Nine Months Ended September 30,
	2018	2017
INTEREST INCOME
Loans, including fees	$25,106	$22,683
Securities	698	623
Federal funds sold and other	887	833
TOTAL INTEREST INCOME	26,691	24,139

INTEREST EXPENSE
Savings and interest bearing transaction accounts	1,427	1,320
Time deposits	4,786	4,090
Borrowed funds	356	222
TOTAL INTEREST EXPENSE	6,569	5,632

NET INTEREST INCOME	20,122	18,507
Provision for loan losses	930	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,192	18,507
NON-INTEREST INCOME
Fees and service charges on deposit accounts	320	341
TOTAL NON-INTEREST INCOME	320	341

NON-INTEREST EXPENSE
Salaries and employee benefits	7,156	6,826
Occupancy and equipment expense	2,522	2,160
FDIC premiums and related expenses	436	595
Legal fees	477	285
Other real estate owned expenses	10	19
Professional fees	730	982
Data processing	687	933
Other expenses	1,814	1,237
TOTAL NON-INTEREST EXPENSE	13,832	13,037
Income before provision for income taxes	5,680	5,811
Income tax expense	1,385	2,111
Net income	$4,295	$3,700

PER SHARE OF COMMON STOCK
Basic	$0.61	$0.57
Diluted	$0.61	$0.57

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$3,171	$1,627
Interest bearing deposits	82,454	90,540
Federal funds sold	453	452
Total cash and cash equivalents	86,078	92,619
Interest bearing time deposits	750	1,000
Securities available for sale	40,725	53,234
Securities held to maturity (fair value $5,852 and $6,058 at September 30, 2018 and December 31, 2017, respectively)	5,852	6,058
Restricted investment in bank stock, at cost	2,190	1,380
Loans receivable	744,097	721,191
Deferred loan fees and costs, net	(858)	(798)
Allowance for loan losses	(8,149)	(8,317)
Net loans	735,090	712,076
Premises and equipment, net	13,489	13,725
Accrued interest receivable	2,894	2,695
Other real estate owned	511	415
Other assets	4,061	4,205
Total assets	$891,640	$887,407
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$139,386	$133,661
Savings and interest bearing transaction accounts	285,569	307,583
Time deposits $250 and under	228,519	231,224
Time deposits over $250	119,466	115,825
Total deposits	772,940	788,293
Borrowed funds	28,349	13,385
Accrued expenses and other liabilities	2,646	2,420
Total liabilities	803,935	804,098
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 7,295,466 at September 30, 2018 and 6,932,690 at December 31, 2017	76,654	70,182
Retained earnings	11,628	13,482
Accumulated other comprehensive loss	(577)	(355)
Total stockholders’ equity	87,705	83,309
Total liabilities and stockholders’ equity	$891,640	$887,407